SUNEDISON REPORTS THIRD QUARTER 2014 RESULTS

Third Quarter 2014 Highlights:

•	GAAP revenue of $681.2 million and GAAP EPS of $(1.06)

•	Non-GAAP revenue of $540.5 million and non-GAAP EPS of $(0.68)

•	251 MW of solar energy systems retained on the balance sheet and 610 MW under construction at quarter end

•	Solar project pipeline grew to 4.5 GW and backlog increased to 1.8 GW at end of quarter

•	Completed TerraForm Power, Inc. initial public offering and related transactions

Maryland Heights, Missouri, November 5, 2014 - SunEdison, Inc. (NYSE: SUNE) today announced financial results for the 2014 third quarter.

“During the third quarter, we continued pursuit of the transformational strategy that the company has outlined. Our leading project development team continued its strong execution track record by completing construction of 297 MW during the quarter while converting approximately 1.0 GW of future potential projects into backlog and adding 561 MW of gross pipeline during the quarter,” said Ahmad Chatila, Chief Executive Officer. "We also successfully launched the TerraForm Power IPO in July. By taking advantage of the lower cost of capital of yieldcos, we believe we are able to create significant additional value for our shareholders.”

Key summary financial results for the 2014 third quarter are set out in the following table. Financial results include consolidation of SunEdison Semiconductor Limited ("Semiconductor Materials") and TerraForm Power, Inc. ("TerraForm Power"). See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

US$ Millions except for EPS
Financial Highlights:	3Q'14	2Q'14	3Q'13	Qtr/Qtr	Yr/Yr
GAAP:
Net Sales	$681.2	(1)	$646.2	(3)	$611.5	(6)(7)	$35	or	5%	$69.7	or	11%
Gross Margin %	10.0%	(1)	4.0%	(3)	9.9%	(6)(7)	600	bps	10	bps
Operating Loss	$(189.8)	(1)	$(108.7)	(3)	$(49.1)	(6)(7)	$(81.1)	$(140.7)
Net Loss	$(283.4)	(1)(2)	$(41.2)	(3)(4)(5)	$(108.0)	(6)(7)	$(242.2)	$(175.4)
EPS	$(1.06)	(1)(2)	$(0.16)	(3)(4)(5)	$(0.47)	(6)(7)	$(0.90)	$(0.59)
Non-GAAP:
Net Sales	$540.5	$557.5	$672.0	(7)	$(17)	or	(3)%	$(131.5)	or	-20%
Gross Margin %	15.2%	4.6%	9.5%	(7)	1,060	bps	570	bps
Operating Loss	$(175.6)	(2)	$(108.9)	$(45.8)	(7)	$(66.7)	$(129.8)
Net Income (Loss)	$(181.7)	(2)	$33.7	(5)	$4.1	(7)	$(215.4)	$(185.8)
EPS	$(0.68)	(2)	$0.12	(5)	$0.00	(7)	$(0.80)	$(0.68)
Cash Flow:
Capital Expenditures	$86.8	$74.9	$31.6	$11.9	$55.2
Cash Flow from Operations	$(276.3)	$(78.6)	$(102.6)	$(197.7)	$(173.7)
Free Cash Flow	$(569.7)	$(80.2)	$24.0	$(489.5)	$(593.7)
Note: Table unaudited
(1) Includes $4.0 million, or EPS of $0.01 related to previously deferred GAAP revenue.
(2) Includes $100.4 million, or EPS of $(0.39) related to long-lived asset impairments.
(3) Includes $16.6 million, or EPS of $0.05 related to previously deferred GAAP revenue.
(4) Includes $47.6 million, or EPS of $(0.18), related to non-cash fair value adjustments for our convertible notes related derivatives.
(5) Includes $145.7 million, or EPS of $0.54, related to a gain from a favorable fair value adjustment on a previously held equity method investment.
(6) Includes $13.8 million, or EPS of $0.04, related to previously deferred GAAP revenue.
(7) Includes $22.0 million, or EPS of $0.09 due to termination of a supply contract with Gintech.

Cash Flow
Operating cash used in the 2014 third quarter was $276.3 million and was primarily the result of changes in working capital and continued investment to grow the business.

Free cash flow was $(569.7) million and was largely influenced by solar energy project financing and solar project construction activities, acquisitions, and capital expenditures. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $86.8 million in the 2014 third quarter, of which $29.4 million was incurred in the Semiconductor Materials segment for expenditures related to building additional silicon-on-insulator capacity.

On July 23, 2014, the company completed the initial public offering of TerraForm Power. TerraForm Power issued 23,074,750 Class A shares at a price of $25.00 per share. All of the shares in the offering were sold by TerraForm Power, including 3,009,750 Class A shares sold to the underwriters pursuant to the underwriters' exercise in full of their overallotment option. SunEdison received net proceeds of approximately $158.5 million, after deducting a bridge loan repayment, underwriting discounts, structuring fee commissions and related offering costs. The shares of TerraForm Power began trading on the NASDAQ Global Select Market on July 18, 2014 under the ticker symbol "TERP." As of September 30, 2014, SunEdison, Inc. held a 63.9% interest in TerraForm Power.

The company ended the 2014 third quarter with cash and cash equivalents of $841.0 million and cash committed for construction projects of $75.8 million, for a total of $916.8 million.

Earnings per Share
Third quarter 2014 GAAP earnings per share was $(1.06) and non-GAAP earnings per share was $(0.68).

Segment Results
Key segment financial results for the 2014 third quarter are set out in the following table. Financial results include the consolidation of Semiconductor Materials and TerraForm Power. In anticipation of our Semiconductor Materials IPO we made certain changes in our internal financial reporting as of January 1, 2014, and these changes are reflected in our reportable segments data disclosed in our consolidated financial statements. Additionally, as a result of the TerraForm Power IPO, we have identified TerraForm Power as a reportable segment and our results on a segment basis are reported accordingly. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

							US$ Millions except for EPS
Segment Summary	3Q'14		2Q'14		3Q'13		Qtr/Qtr			Yr/Yr
Net Sales:
Solar Energy GAAP	$437.2	(1)	$428.0	(4)	$410.1	(5)(6)	$9.2	or	2%	$27.1	or	7%
Solar Energy Non-GAAP	$296.5		$339.3		$470.6	(6)	$(42.8)	or	(13)%	$(174.1)	or	(37)%
TerraForm Power	$53.2		$22.0		$5.4		$31.2	or	142%	$47.8	or	885%
Semiconductor Materials	$213.2		$214.9		$232.6		$(1.7)	or	(1)%	$(19.4)	or	(8)%
Intersegment eliminations	$(22.4)		$(18.7)		$(36.6)		$(3.7)	or	20%	$14.2	or	(39)%
Operating (Loss) Income:
Solar Energy GAAP	$(147.8)	(1)(2)	$(118.4)	(4)	$(72.5)	(5)(6)	$(29.4)			$(75.3)
Solar Energy Non-GAAP	$(133.6)	(2)	$(118.6)		$(69.2)	(6)	$(15.0)			$(64.4)
TerraForm Power GAAP	$20.5		$8.4		$2.1		$12.1			$18.4
Semiconductor Materials	$(62.5)	(3)	$1.3		$21.3		$(63.8)			$(83.8)
Note: Table unaudited
(1) Includes $4.0 million, or EPS of $0.01 related to previously deferred GAAP revenue.
(2) Includes $42.4 million, or EPS of $(0.16) related to long-lived asset impairments.
(3) Includes $58.0 million, or EPS of $(0.23) related to long-lived asset impairments.
(4) Includes $16.6 million, or EPS of $0.05 related to previously deferred GAAP revenue.
(5) Includes $13.8 million, or EPS of $0.04, related to previously deferred GAAP revenue.
(6) Includes $22.0 million, or EPS of $0.09 due to termination of a supply contract with Gintech.

Solar Energy: GAAP
Solar Energy segment GAAP revenue was higher year-over-year, driven by higher solar project sales volume and higher energy sales. Solar Energy segment GAAP revenue for the 2014 third quarter and 2013 third quarter included $4.0 million and $13.8 million, respectively, of previously deferred solar project revenue. GAAP revenue was higher sequentially, also driven by higher solar project sales volume and higher energy sales. In the 2014 third quarter, Solar Energy recognized GAAP revenue from solar projects totaling 95 MW, up from 90 MW in the 2014 second quarter and 42 MW in the 2013 third quarter. During the 2014 third quarter, 251 MW of additional projects were constructed and held on the balance sheet.

Operating loss was higher year-over-year and sequentially. This was due primarily to one-time asset impairment charges, higher operating expenses related to growth initiatives, and costs associated with holding rather than selling completed projects.

Solar Energy: Non-GAAP
Solar Energy segment non-GAAP revenue was lower year-over-year and sequentially, due to lower solar project sales volume and lower solar materials sales, which were only partially offset by higher energy sales. Non-GAAP revenue resulted from 46 MW of solar projects sold in the 2014 third quarter, compared to non-GAAP revenue from 54 MW in the 2014 second quarter and 75 MW in the 2013 third quarter. Of the 46 MW of non-GAAP revenue in the 2014 third quarter, 38 MW were direct sales and 8

MW were sale-leaseback transactions.

Solar Energy segment non-GAAP operating loss increased year-over-year and sequentially. Operating loss was higher year-over-year and sequentially due primarily to one-time asset impairment charges, higher operating expenses related to growth initiatives, and costs associated with holding rather than selling completed projects.

Solar Project Pipeline, Backlog & Construction
The Solar Energy segment ended the 2014 third quarter with a project pipeline of 4.5 GW, up 264 MW compared to the prior quarter and up 1.4 GW from the year ago period. There were 561 MW of gross pipeline additions in the 2014 third quarter. Backlog at September 30, 2014 was 1.8 GW, up 750 MW from the prior quarter with 1.0 GW of gross additions. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

As of September 30, 2014, 610 MW of the pipeline was under construction, compared to 475 MW as of June 30, 2014 and 558 MW as of September 30, 2013. Of the projects under construction, we expect to retain a majority on the balance sheet. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

TerraForm Power
TerraForm Power revenue for the 2014 third quarter was higher year-over-year and sequentially.  This was due primarily to higher energy and incentive revenue associated with operating projects acquired and projects which achieved commercial operations after the prior periods.

Compared to the second quarter, segment operating profit increased due to higher MW in operation from acquired projects and contributed projects that achieved commercial operations. Third quarter 2014 operating profit also included a net gain of $9.6 million on the extinguishment of project level indebtedness.

Semiconductor Materials
Semiconductor Materials revenue for the 2014 third quarter was lower year-over-year and sequentially. Third quarter 2014 revenue was lower year-over-year due to lower selling prices, partially offset by a more favorable product sales mix. Revenue was lower sequentially, driven by lower selling prices primarily driven by product mix, which was only partially offset by higher volume.

Segment operating income decreased sequentially and year-over year due primarily to lower selling prices and an asset impairment charge. Third quarter 2014 operating loss included a non-cash $57.3 million long-lived asset impairment charge related to the shuttered Merano, Italy manufacturing facilities. Second quarter 2014 operating profit of $1.3 million included a $10.8 million net benefit from restructuring reversals. Third quarter 2013 operating profit of $21.3 million included a $35.6 million net benefit from restructuring reversals.

Outlook
The company provided the following key metrics for the 2014 fourth quarter and revised metrics for full-year 2014. Assuming no significant worldwide economic issues in these periods, the company expects the following:

For the fourth quarter 2014:

•	Solar energy systems total non-GAAP sales volume in the range of 84 MW to 124 MW

•	Solar energy systems MW retained on the balance sheet of between 251 MW and 361 MW

•	Solar energy systems MW completed of between 335 MW and 485 MW

•	Fully developed solar energy systems average project pricing between $2.50/watt and $2.75/watt

For the full year 2014:

•	Solar energy systems total non-GAAP sales volume in the range of 260 MW to 300 MW

•	Solar energy systems MW retained on the balance sheet of between 740 MW and 850 MW

•	Solar energy systems MW completed of between 1,000 MW and 1,150 MW

•	Fully developed solar energy systems average project pricing between $2.50/watt and $3.00/watt

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions as well as related tax impacts.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
SunEdison will host a conference call tomorrow, November 6, 2014, at 8:00 a.m. ET to discuss the company’s 2014 third quarter results and related business matters. A live webcast will be available on the company’s web site at www.SunEdison.com, or by dialing (612) 234-9960 at least five minutes prior to the scheduled start time, and referencing “SunEdison.”
A replay of the conference call will be available from 10:00 a.m. ET on November 6, 2014, until 12:59 a.m. ET on November 21, 2014. To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 340006. A replay will also be available on the company's web site at www.SunEdison.com.

About SunEdison
SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers. SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company’s Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa, India and Asia. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.SunEdison.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that for the fourth quarter of 2014, the company expects solar energy systems sold total non-GAAP sales volume to be in the range of 84 MW to 124 MW, solar energy systems MW retained on the balance sheet to be between 251 MW and 361 MW, total solar energy systems completed to be between 335 MW and 485 MW, and that fully developed solar energy systems average project pricing to be between $2.50/watt and $2.75/watt; that for the 2014 full year, the company expects solar energy systems sold total non-GAAP sales volume to be in the range of 260 MW to 300 MW, solar energy systems MW retained on the balance sheet to be between 740 MW and 850 MW, total energy systems completed to be between 1,000 MW and 1,150 MW and total solar energy systems average project pricing to be between $2.50/watt and $3.00/watt and that we expect to retain on the balance sheet most of the projects currently under construction.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates; with respect to the separation of the semiconductor business, SunEdison Semiconductor Limited, and initial public offering of TerraForm Power, Inc.: (i) the expected use of the proceeds received, (ii) we may be involved in various conflicts of interest which could be resolved in a manner unfavorable to us, and (iii) we may not be able to achieve some or all of the expected benefits; and other risks described in the company’s filings with the Securities and Exchange Commission. In addition, we are exposed to risks associated with certain obligations to TerraForm associated with the initial portfolio, future Call Right Projects and interests in additional clean energy projects. The forward-looking statements contained in this press release represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:

Investors/Analysts:

R. Phelps Morris
Vice President, Investor Relations
(314) 770-7325
pmorris@sunedison.com

-tables to follow-

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In millions; except per share data)

	Three Months Ended,			Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net sales	$681.2	$646.2	$611.5	$1,873.9	$1,456.4
Cost of goods sold	613.3	620.4	550.9	1,733.0	1,296.9
Gross profit	67.9	25.8	60.6	140.9	159.5
Operating expenses:
Marketing and administration	142.6	119.2	91.1	371.6	240.2
Research and development	13.8	18.7	18.6	45.4	54.1
Restructuring charges (reversals)	0.9	(3.4)	—	0.1	(5.6)
Long-lived asset impairment charges	100.4	—	—	100.4	—
Operating loss	(189.8)	(108.7)	(49.1)	(376.6)	(129.2)
Non-operating expense (income):				—
Interest expense	110.7	94.1	45.2	272.4	127.3
Interest income	(3.0)	(5.8)	(0.7)	(11.7)	(2.0)
Loss on convertible notes derivatives, net	—	47.6	—	499.4	—
Gain on previously held equity investment	—	(145.7)	—	(145.7)	—
Other, net	11.8	3.7	5.5	17.5	9.0
Total non-operating expense (income)	119.5	(6.1)	50.0	631.9	134.3
Loss before income taxes and equity in earnings of joint ventures	(309.3)	(102.6)	(99.1)	(1,008.5)	(263.5)
Income tax expense (benefit)	8.6	(43.0)	17.1	(13.9)	50.2
Loss before equity in earnings of joint ventures	(317.9)	(59.6)	(116.2)	(994.6)	(313.7)
Equity in earnings of joint ventures, net of tax	0.2	8.4	4.1	9.7	3.8
Net loss	(317.7)	(51.2)	(112.1)	(984.9)	(309.9)
Net (income) loss attributable to noncontrolling interests	34.3	10.0	4.1	46.7	9.6
Net loss attributable to SunEdison stockholders	$(283.4)	$(41.2)	$(108.0)	$(938.2)	$(300.3)
Basic loss per share [*]	$(1.06)	$(0.16)	$(0.47)	$(3.51)	$(1.32)
Diluted loss per share [*]	$(1.06)	$(0.16)	$(0.47)	$(3.51)	$(1.32)
Weighted-average shares used in computing basic loss per share	269.8	268.2	236.9	268.4	233.3
Weighted-average shares used in computing diluted loss per share	269.8	268.2	236.9	268.4	233.3

[*] During the three months ended September 30, 2014, June 31, 2014 and September 30, 2013, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(1.6) million, $(0.4) million and $(2.4) million, respectively. During the nine months ended September 30, 2014 and September 30, 2013 the adjustment affected the numerator of the EPS calculation by $(5.2) million and $(6.8) million, respectively.

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended,			Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net sales:
Solar Energy	$437.2	$428.0	$410.1	$1,211.7	$842.4
TerraForm Power	53.2	22.0	5.4	83.3	13.0
Semiconductor Materials	213.2	214.9	232.6	634.2	709.0
Intersegment eliminations	(22.4)	(18.7)	(36.6)	(55.3)	(108.0)
Consolidated net sales	$681.2	$646.2	$611.5	$1,873.9	$1,456.4
Operating (loss) income:
Solar Energy	$(147.8)	$(118.4)	$(72.5)	$(329.5)	$(146.1)
TerraForm Power	20.5	8.4	2.1	31.0	4.6
Semiconductor Materials	(62.5)	1.3	21.3	(78.1)	12.3
Consolidated operating loss	$(189.8)	$(108.7)	$(49.1)	$(376.6)	$(129.2)

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$841.0	$573.5
Cash committed for construction projects	75.8	258.0
Restricted cash	166.4	70.1
Accounts receivable, net	425.4	351.5
Inventories	246.6	248.4
Solar energy systems held for development and sale	264.4	460.1
Prepaid expenses and other current assets	605.5	423.4
Total current assets	2,625.1	2,385.0
Investments	151.0	41.1
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation	1,656.8	1,108.7
Solar energy systems, net of accumulated depreciation	4,430.8	2,014.2
Restricted cash	89.9	73.8
Note hedge derivative asset	—	514.8
Goodwill and other intangible assets	769.0	117.1
Other assets	546.2	425.8
Total assets	$10,268.8	$6,680.5

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of Solar Energy non-solar energy systems debt	$89.3	$—
Current portion of Solar Energy systems debt, including financing and capital leaseback obligations	708.5	357.2
Current portion of TerraForm Power debt	270.8	37.5
Current portion of Semiconductor Materials debt	2.1	2.8
Accounts payable	1,051.5	867.7
Accrued liabilities	580.8	432.7
Current portion of deferred revenue	123.4	154.7
Current portion of customer and other deposits	23.3	36.7
Total current liabilities	2,849.7	1,889.3
Solar Energy non-solar energy systems debt, less current portion	1,608.9	868.2
Solar Energy systems debt, less current portion, including financing and capital leaseback obligations	2,426.9	1,903.1
TerraForm Power debt, less current portion	1,032.6	399.8
Semiconductor Materials debt, less current portion	205.4	7.6
Customer and other deposits, less current portion	23.6	103.3
Deferred revenue, less current portion	183.1	90.0
Conversion option derivative liability	—	506.5
Warrant derivative liability	—	270.5
Other liabilities	660.0	301.0
Total liabilities	8,990.2	6,339.3

Stockholders’ equity:
Common stock	2.7	2.7
Additional paid-in capital	1,546.8	457.7
Accumulated deficit	(1,106.1)	(168.0)
Accumulated other comprehensive loss	(49.7)	(60.0)
Treasury stock	(8.0)	(0.2)
Total SunEdison stockholders’ equity	385.7	232.2
Noncontrolling interests	892.9	109.0
Total stockholders’ equity	1,278.6	341.2
Total liabilities and stockholders’ equity	$10,268.8	$6,680.5

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended,			Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Cash flows from operating activities:
Net loss	$(317.7)	$(51.2)	$(112.1)	$(984.9)	$(309.9)
Adjustments to reconcile net loss to net cash used in operating activities:		—
Depreciation and amortization	107.1	91.8	70.6	260.9	192.4
Stock-based compensation	14.0	5.8	9.1	28.4	23.0
Expense for deferred taxes	0.5	(38.7)	66.1	(41.2)	40.2
Deferred revenue	(2.7)	(89.6)	(1.1)	(142.3)	(25.2)
Loss on convertible notes derivatives, net	—	47.6	—	499.4	—
Gain on previously held equity investment	—	(145.7)	—	(145.7)	—
Long-lived asset impairment charges	100.4	—	—	100.4	—
Other non-cash	(26.1)	10.8	4.6	(12.9)	3.4
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(21.0)	(10.4)	(79.9)	22.2	(95.0)
Inventories	(31.2)	(3.0)	38.6	(2.7)	44.4
Solar energy systems held for development and sale	(112.0)	78.6	(25.8)	(114.3)	(156.8)
Prepaid expenses and other current assets	(63.4)	(72.2)	(29.7)	(166.9)	(59.0)
Accounts payable	(59.1)	8.1	115.6	(164.6)	105.9
Deferred revenue for solar energy systems	21.0	101.0	(123.4)	179.9	(59.2)
Customer and other deposits	(12.9)	(35.4)	(5.7)	(54.5)	(39.5)
Accrued liabilities	76.4	5.5	18.1	114.1	49.4
Other long term liabilities	32.9	(0.3)	(43.8)	29.6	(38.1)
Other	17.5	18.7	(3.8)	25.0	16.4
Net cash used in operating activities	(276.3)	(78.6)	(102.6)	(570.1)	(307.6)
Cash flows from investing activities:
Capital expenditures	(86.8)	(74.9)	(31.6)	(181.8)	(101.2)
Construction of solar energy systems	(376.6)	(325.3)	(138.8)	(1,028.3)	(261.3)
Purchases of cost and equity method investments	—	(35.1)	(1.0)	(53.8)	(46.6)
Net proceeds from equity method investments	6.5	5.8	6.3	12.5	68.4
Change in restricted cash	2.9	(34.3)	(23.0)	(45.6)	(12.4)
Change in cash committed for construction projects	58.9	2.1	(60.2)	141.8	(129.6)
Cash paid for acquisitions, net of cash acquired	(158.7)	(241.9)	(7.3)	(414.7)	(7.3)
Receipts from vendors for deposits and loans	—	—	0.6	—	0.6
Other	(2.9)	—	5.5	(2.9)	4.9
Net cash used in investing activities	(556.7)	(703.6)	(249.5)	(1,572.8)	(484.5)

Cash flows from financing activities:
Proceeds from long-term debt	—	600.0	—	600.0	—
Proceeds from SSL term loan	—	210.0	—	210.0	—
Proceeds from TerraForm Power and Solar Energy system financing and capital lease obligations	718.3	627.6	296.4	1,807.7	626.4
Principal payments on long term debt	(0.5)	(10.6)	—	(11.1)	(1.4)
Repayments of TerraForm Power and Solar Energy system financing and capital lease obligations	(557.6)	(242.5)	(13.8)	(821.0)	(64.4)
Payments for note hedge	—	(173.8)	—	(173.8)	—
Proceeds from warrant transactions	—	123.6	—	123.6	—
Net repayments of customer deposits related to long-term supply agreements	—	—	(24.8)	—	(51.7)
Proceeds from TerraForm IPO and private placement transactions	592.1	—	—	592.1	—
Proceeds from SSL IPO and private placement transactions	—	185.3	—	185.3	—
Common stock issued and repurchased	1.7	2.9	239.6	4.6	239.6
Proceeds from noncontrolling interests	9.3	13.5	14.4	32.8	25.9
Cash paid for contingent consideration for acquisitions	(1.9)	(0.2)	—	(3.8)	(0.8)
Debt financing fees	(30.4)	(59.7)	(2.6)	(121.6)	(25.6)
Other	—	(5.2)	(0.8)	(3.5)	(1.4)
Net cash provided by financing activities	731.0	1,270.9	508.4	2,421.3	746.6
Effect of exchange rate changes on cash and cash equivalents	(11.7)	2.6	(1.3)	(10.9)	(7.0)
Net increase (decrease) in cash and cash equivalents	(113.7)	491.3	155.0	267.5	(52.5)
Cash and cash equivalents at beginning of period	954.7	463.4	346.3	573.5	553.8
Cash and cash equivalents at end of period	$841.0	$954.7	$501.3	$841.0	$501.3

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended,			Nine Months Ended,
Consolidated Non-GAAP Financial Measures	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Non-GAAP net sales	$540.5	$557.5	$672.0	$1,675.6	$1,594.9
Non-GAAP gross profit	$82.1	$25.6	$63.9	$129.4	$134.5
Non-GAAP gross margin percentage	15.2%	4.6%	9.5%	7.7%	8.4%
Non-GAAP operating loss	$(175.6)	$(108.9)	$(45.8)	$(388.1)	$(154.2)
Non-GAAP net earnings (loss)	$(181.7)	$33.7	$4.1	$(212.2)	$(73.8)
Non-GAAP fully diluted earnings (loss) per share [*]	$(0.68)	$0.12	$0.00	$(0.81)	$(0.35)

Reconciliations of GAAP to Non-GAAP Measures
SunEdison, Inc. Consolidated
GAAP net sales	$681.2	$646.2	$611.5	$1,873.9	$1,456.4
Direct sales [B]	(141.8)	(82.9)	17.1	(203.2)	82.7
Financing sale-leasebacks [C]	1.1	(5.8)	43.4	4.9	55.8
Non-GAAP net sales	$540.5	$557.5	$672.0	$1,675.6	$1,594.9
GAAP gross profit	$67.9	$25.8	$60.6	$140.9	$159.5
Direct sales [B]	22.9	7.0	10.6	8.4	(7.5)
Financing sale-leasebacks [C]	(8.7)	(7.2)	(7.3)	(19.9)	(17.5)
Non-GAAP gross profit	$82.1	$25.6	$63.9	$129.4	$134.5
Non-GAAP gross margin percentage	15.2%	4.6%	9.5%	7.7%	8.4%
GAAP operating loss	$(189.8)	$(108.7)	$(49.1)	$(376.6)	$(129.2)
Direct sales [B]	22.9	7.0	10.6	8.4	(7.5)
Financing sale-leasebacks [C]	(8.7)	(7.2)	(7.3)	(19.9)	(17.5)
Non-GAAP operating loss	$(175.6)	$(108.9)	$(45.8)	$(388.1)	$(154.2)
GAAP net loss attributable to SunEdison stockholders	$(283.4)	$(41.2)	$(108.0)	$(938.2)	$(300.3)
Non-GAAP adjustments, net of tax [B, C, D and E]	101.7	74.9	112.1	726.0	226.5
Non-GAAP net (loss) earnings	$(181.7)	$33.7	$4.1	$(212.2)	$(73.8)
GAAP fully diluted loss per share [*]	(1.06)	(0.16)	(0.47)	(3.51)	(1.32)
Non-GAAP adjustments, net of tax [B, C, D and E]	0.38	0.28	0.47	2.70	0.97
Non-GAAP fully diluted earnings (loss) per share [*, #]	$(0.68)	$0.12	$0.00	$(0.81)	$(0.35)
Weighted-average shares used in computing GAAP diluted loss per share	269.8	268.2	236.9	268.4	233.3
Weighted-average shares used in computing Non-GAAP diluted earnings (loss) per share [#]	269.8	325.7	236.9	268.4	233.3

[*] During the three months ended September 30, 2014, June 31, 2014 and September 30, 2013, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(1.6) million, $(0.4) million and $(2.4) million, respectively. During the nine months ended September 30, 2014 and September 30, 2013 the adjustment affected the numerator of the EPS calculation by $(5.2) million and $(6.8) million, respectively.

[#] Non-GAAP fully diluted earnings per share for the three months ended June 30, 2014 includes the dilutive impact of outstanding options and restricted stock units, outstanding warrants and the senior convertible notes due 2021 as these instruments are dilutive in the period. The dilutive impact of the senior convertible notes due 2021 includes an adjustment to the numerator of the EPS calculation for the interest expense associated with these notes of $6.2 million. The impact of the senior convertible notes due 2018 and 2020 was antidilutive for the period.

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and provide important information about the operations and near term cash flows as reviewed by management. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. SunEdison management uses these measures to manage the Solar Energy segment because it believes these measures are representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. In future periods, when the sales transaction is recorded for GAAP revenue recognition, the Company records an off-setting non-GAAP adjustment for the revenue and cost of goods sold amounts previously recognized under non-GAAP. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project. See below for a summary of our non-GAAP adjustments related to direct sales transactions.

	Three Months Ended,			Nine Months Ended,
Non-GAAP Revenue Adjustment	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Non-GAAP revenue recognized	72.5	135.5	139.9	391.7	275.3
Non-GAAP revenue reversals upon GAAP revenue recognition	(261.7)	(203.3)	(106.5)	(637.5)	(155.6)
Net non-GAAP change in revenue due to profit deferrals and other adjustments	47.4	(15.1)	(16.3)	42.6	(37.0)
Total non-GAAP revenue adjustment	(141.8)	(82.9)	17.1	(203.2)	82.7

Non-GAAP Gross Profit Adjustment
Non-GAAP gross profit recognized	20.5	28.6	26.9	70.2	32.1
Non-GAAP gross profit reversals upon GAAP revenue recognition	(45.7)	(5.9)	1.1	(104.0)	(3.7)
Net non-GAAP change in gross profit due to profit deferrals and other adjustments	48.1	(15.7)	(17.4)	42.2	(35.9)
Total non-GAAP gross profit adjustment	22.9	7.0	10.6	8.4	(7.5)

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. It also includes progress of constructing solar energy systems for which we have executed binding sale agreements meeting non-real estate percentage of completion accounting requirements. Adjustment also relates to the reversal of GAAP revenue from our sale-leaseback transactions recognized through the sale of electricity and energy credits which are generated as energy is produced. Non-GAAP operating income reflects a margin in an amount that will equal to the difference between (a) the cash proceeds our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. Non-GAAP operating income also reflects the reversal of GAAP operating costs associated with such systems. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we have continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for SunEdison in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

[E] Adjustment includes a non-cash net loss on derivative instruments for the nine months ended September 30, 2014 and three months ended June 30, 2014 of $499.4 million ($499.4 million, net of tax expense) and $47.6 million ($208.4 million, net of tax expense), respectively, reported as a non-operating expense in accordance with GAAP, as a result of the net change in the estimated fair values of the embedded conversion option, note hedge and warrant derivative instruments entered into in connection with the senior convertible notes offering completed in December 2013. There were no such adjustments for any prior periods. Management believes it is useful to exclude this net loss from our GAAP net loss and EPS as it is more representative of the results of the continuing operations in the respective reporting period. Excluding this net loss provides investors with a basis to compare the company's performance against the performance of other companies without a net non-cash loss on such derivative instruments. This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended,			Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$296.5	$339.3	$470.6	$1,013.4	$980.9
Solar Energy Segment Non-GAAP operating loss	$(133.6)	$(118.6)	$(69.2)	$(341.0)	$(171.1)

Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment:
Solar Energy GAAP net sales	$437.2	$428.0	$410.1	$1,211.7	$842.4
Direct sales [B]	(141.8)	(82.9)	17.1	(203.2)	82.7
Financing sale-leasebacks [C]	1.1	$(5.8)	$43.4	$4.9	$55.8
Solar Energy Non-GAAP net sales	$296.5	$339.3	$470.6	$1,013.4	$980.9
Solar Energy GAAP operating loss	$(147.8)	$(118.4)	$(72.5)	$(329.5)	$(146.1)
Direct sales [B]	22.9	7.0	10.6	8.4	(7.5)
Financing sale-leasebacks [C]	(8.7)	$(7.2)	$(7.3)	$(19.9)	$(17.5)
Solar Energy Non-GAAP operating loss	$(133.6)	$(118.6)	$(69.2)	$(341.0)	$(171.1)
[A], [B], [C] - See previous page

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended,			Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net loss attributable to SunEdison stockholders	$(283.4)	$(41.2)	$(108.0)	$(938.2)	$(300.3)
Net interest expense	107.7	88.3	44.5	260.7	125.3
Depreciation and amortization	83.8	70.8	70.6	210.4	192.4
Income tax expense (benefit)	8.6	(43.0)	17.1	(13.9)	50.2
EBITDA [A]	$(83.3)	$74.9	$24.2	$(481.0)	$67.6

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to SunEdison stockholders plus interest expense, net, depreciation and amortization and income taxes. The company believes that EBITDA is useful to an investor in evaluating the company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING		September 30, 2014	December 31, 2013
Convertible senior notes due 2018, net of discount		$478.9	$460.0
Convertible senior notes due 2020, net of discount		424.1	—
Convertible senior notes due 2021, net of discount		423.8	408.3
SMP Ltd. credit facilities		371.4	—
Semiconductor Materials debt		207.5	10.3
TerraForm Power debt		1,303.4	437.3
Solar Energy recourse financing		40.3	60.2
Solar Energy non-recourse systems debt, including financing and capital leaseback obligations, current portion		707.1	355.7
Solar Energy non-recourse systems debt, including financing and capital leaseback obligations, less current portion		2,388.0	1,844.4
Total		$6,344.5	$3,576.2

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended,			Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net cash used in operating activities	$(276.3)	$(78.6)	$(102.6)	$(570.1)	$(307.6)
Capital expenditures	(86.8)	(74.9)	(31.6)	(181.8)	(101.2)
Construction of solar energy systems	(376.6)	(325.3)	(138.8)	(1,028.3)	(261.3)
Proceeds from solar energy system financing and capital lease obligations	718.3	627.6	296.4	1,807.7	626.4
Repayments of solar energy system financing and capital lease obligations	(557.6)	(242.5)	(13.8)	(821.0)	(64.4)
Proceeds from noncontrolling interests	9.3	13.5	14.4	32.8	25.9
Free cash flow [A]	$(569.7)	$(80.2)	$24.0	$(760.7)	$(82.2)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).